Exhibit 99.1
Airvana Reports Second-Quarter Financial Results
Company Meets Quarterly Revenue and Billings Outlook
Board Approves $20 Million Share Repurchase Program
Financial Results for Second Quarter 2008 and Outlook for Third Quarter 2008 to be Discussed on a
Conference Call Today at 8:30 a.m. ET
CHELMSFORD, Mass., July 31, 2008 — Airvana, Inc. (NASDAQ: AIRV), a leading provider of mobile broadband network infrastructure products, today reported financial results for the second quarter ended June 29, 2008. The Company presents both GAAP and non-GAAP financial metrics below because management believes the combination provides a more complete understanding of Airvana’s operating performance.
GAAP Financial Highlights
•	Revenue: Total revenue for the second quarter of 2008 was $59.0 million, compared with $156.3 million in the second quarter of 2007. Revenue in the second quarter of 2007 reflected the delivery of the initial commercial release of Airvana’s EV-DO Rev A software product. Revenue in the second quarter of 2008 reflected the delivery of a subsequent software upgrade of Airvana’s EV-DO Rev A software product. For the first six months of 2008, total revenue was $66.7 million, compared with $156.5 million for the first six months of 2007.
•	Net Income: Net income for the second quarter of 2008 was $20.6 million, compared with $86.1 million for the second quarter of 2007. For the first six months of 2008, net income was $8.9 million, compared with $67.3 million for the first six months of 2007.
Non-GAAP Financial Highlights
•	Product and Service Billings (“Billings”): On a non-GAAP basis, Billings for the second quarter of 2008 were $26.3 million, compared with $36.5 million for the second quarter of 2007. EV-DO billings for the second quarter of 2008 reflected the later stages of Rev A network deployments for coverage as well as early stages of capacity expansion of these networks, including higher-capacity Radio Network Controllers, software upgrades and maintenance. For the first six months of 2008, Billings were $64.1 million, compared with $78.0 million for the first six months of 2007.
•	Gross Profit on Billings: On a non-GAAP basis, the Company’s gross profit on Billings for the second quarter of 2008 was $23.2 million, compared with $34.5 million for the second quarter of 2007. For the first six months of 2008, gross profit on Billings was $58.5 million, compared with $74.1 million for the first six months of 2007.
•	Operating (Loss) Profit on Billings: On a non-GAAP basis, Airvana reported an operating loss on Billings for the second quarter of 2008 of $988,000, compared with an operating profit on Billings for the second quarter of 2007 of $8.6 million. This expected year-over-year decrease was primarily a result of the lower level of Billings and the Company’s increased investment in fixed-mobile convergence (FMC) product development. For the first six months of 2008, the Company reported operating profit on Billings of $9.4 million, compared with $28.2 million for the first six months of 2007.

A description of Airvana’s revenue-recognition policy, which results in significant variability in reported revenue from quarter to quarter, and its non-GAAP financial measures is included at the end of this press release.
Comments on the Second Quarter
“Airvana performed well in the second quarter, posting Billings near the high end of our outlook, delivering the latest EV-DO software release as planned, and achieving key milestones in product development,” said President and Chief Executive Officer Randy Battat. “As we expected, EV-DO Billings in the second quarter were seasonally lower than in the first quarter. However, we believe that wireless operators continue to experience rapid growth in broadband data traffic on their networks, driven in large part by the introduction of new 3G multimedia services. This growth should continue to fuel demand for products in our core EV-DO business, and we expect the combination of coverage and capacity expansion to deliver both sequential and year-over-year growth in the second half of this year.”
“This was an exciting and productive quarter for our new femtocell products,” Battat said. “During the quarter we signed an agreement with Alcatel-Lucent for our CDMA femtocell products, and we announced a similar agreement with Hitachi earlier this week. We believe that success in femtocells requires partnerships with the other major players in the equipment ecosystem, especially vendors of the core-network equipment to which femtocells connect and manufacturers of integrated xDSL and home gateway equipment that will likely incorporate embedded femtocell modules. Airvana has now announced CDMA and UMTS femtocell partnerships with Nokia Siemens Networks, Thomson, Motorola, Hitachi and Alcatel-Lucent. These relationships demonstrate both the power of Airvana’s femtocell technology and our globally recognized reputation as an outstanding partner for OEMs and operators.”
Recent Business Highlights
•	New Release of EV-DO Software Addresses Rapidly Growing Demand for Mobile Data Services: Airvana’s latest version of EV-DO Rev A software, which was delivered in June, enables mobile operators to more efficiently increase capacity on their networks and accelerate the deployment of next-generation wireless multimedia services. This release implements an important upgrade to Airvana’s pioneering and patent-pending radio network controller clustering technology that minimizes service interruptions as wireless subscribers move across cell boundaries.
•	Joint Development Agreement Signed with Alcatel-Lucent for End-to-end 3G CDMA/EV-DO Femtocell Solution: Working together, Airvana and Alcatel-Lucent plan to develop an advanced CDMA femtocell solution that combines Airvana’s HubBub™ femtocell access point and Universal Access Gateway (UAG) with Alcatel-Lucent’s IP Multimedia Subsystem (IMS) core network infrastructure. The goal is to provide seamless interoperability between the femtocell and the broader macro network to ensure that users have a consistent, high-quality mobile experience for voice, data and video services as they move between indoor and outdoor environments. An early demonstration of Airvana’s joint development work with Alcatel-Lucent took place in April at the CTIA Wireless 2008 exhibition in Las Vegas.
•	Hitachi and Airvana Enter CDMA Femtocell Joint Development Agreement: Airvana and Hitachi plan to produce a joint solution that integrates Hitachi’s radio access network infrastructure and Airvana’s HubBub™ femtocell and UAG. Hitachi’s RAN technology delivers 3G mobile broadband services in a macro network environment. Adding Airvana’s HubBub™ CDMA femtocell and UAG technologies will create a comprehensive solution that enables operators to increase network capacity while delivering new voice and data services with significantly greater levels of performance and coverage, independent of the user’s location.

Share Repurchase Program
Airvana’s board of directors has approved a share repurchase program authorizing the Company to purchase up to $20 million of its common stock over the next 12 months. The purchases of common stock will be executed periodically as market and business conditions warrant on the open market under a Rule 10b5-1 plan, which permits shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The Company’s board of directors decided to pursue this course of action after considering the Company’s financial position and current market and product development commitments. “Our common stock repurchase program reflects the board’s confidence in the future prospects of the Company and further demonstrates its commitment to enhancing shareholder value,” Battat said.
Business and Financial Outlook
“We’re looking forward to returning to growth in the third quarter,” said Battat. “We begin the second half of 2008 with strong momentum in both our EV-DO and femtocell products. We continue to expect Billings to increase sequentially and year-over-year in both the third and fourth quarters of 2008 driven by the combination of our core EV-DO and new products. We expect our EV-DO business will be strong due to continued coverage deployments, capacity expansion, and new software capabilities delivered to our growing installed base. In addition, we expect to begin generating more significant Billings for our CDMA and UMTS femtocell solutions throughout the second half, with these new products representing 10%-15% of total Billings by the end of the year.”
Airvana is reiterating its financial outlook for 2008. The Company continues to expect Billings for the second half of 2008 to be higher than the first half of 2008, based upon anticipated capacity-driven growth in the core EV-DO products as well as planned software releases. Billings in the second half of 2008 also are expected to reflect demand for both UAG products and new femtocell solutions. Airvana expects Billings for the full year 2008 to be higher than Billings for the full year 2007. For the third quarter of 2008, Airvana expects Billings (non-GAAP) in the range of $33 million to $35 million. The Company also expects revenue (GAAP) for the third quarter of 2008 in the range of $6 million to $8 million.
Conference Call Details
Airvana will host a conference call today at 8:30 a.m. (ET) to discuss the Company’s financial results, highlights of the quarter, business strategy and financial outlook. The conference call will be webcast live on the Internet, and can be accessed on the Investor Relations section of the Company’s website (www.airvana.com). The conference call can also be accessed by dialing (877) 407-5790 or (201) 689-8328. A replay of the webcast will be available on the Investor Relations section of the Company’s website.
Revenue Recognition Policy
Airvana recognizes revenue in accordance with the American Institute of Certified Public Accountants’ Statement of Position (SOP) No. 97-2, Software Revenue Recognition. The Company collaborates with its OEM customers to develop specific features for products that they sell to their wireless operator customers. The Company and its OEM customers typically agree on software specifications and plans for specified upgrades several years in advance of delivery, and these upgrades are unique to each OEM customer.
The Company’s typical sales arrangements involve multiple elements, including: perpetual licenses for software products and specified software upgrades; the sale of hardware, maintenance and support services;

and the sale of professional services, including training. In order to recognize revenue from current product shipments, Airvana must establish vendor specific objective evidence, or VSOE, of fair value for all undelivered elements, including specified upgrades. The best objective evidence of fair value would be to sell these specified software upgrades separately to multiple customers at the same price. However, the specific features and functionality delivered in the Company’s software upgrades are uniquely designed for each OEM, and therefore the Company is unable to establish VSOE of fair value for such upgrades.
Therefore, Airvana recognizes revenue from the sale of products and services under these OEM arrangements only after the Company delivers the upgrades that were committed at the time of sale. Airvana records as deferred revenue the product and service billings at the time of shipment. This revenue is recognized later after delivery of these specified upgrades. As a result, the Company believes that its revenue, taken in isolation, provides limited insight into the performance of its business. Therefore, the Company also presents certain non-GAAP financial measures including: product and service billings, which reflects sales activity in a period; and costs related to product and service billings, which reflects the cost associated with product and service billings.
Non-GAAP Financial Measures
To supplement the Company’s condensed consolidated financial statements presented on a US GAAP basis, Airvana uses non-GAAP billings measures of operating results, gross profit on billings and operating income on billings, which include changes in deferred revenue and deferred costs in a period. These non-GAAP financial measures are presented with the intent of providing both management and investors with a more complete understanding of Airvana’s underlying operating performance and trends. The Company believes that these non-GAAP financial measures enhance the overall understanding of its past financial performance and also its prospects for the future. These non-GAAP measures provide an indication of the Company’s financial results based upon sales activity in the period and are considered by management for the purpose of making operational decisions. In addition, these non-GAAP measures are the primary indicators that management uses as a basis for the Company’s planning and forecasting of future periods.
Management uses the following non-GAAP measures (detailed in Exhibits 1 and 2) as a supplement to GAAP revenue and cash flow from operations in evaluating the Company’s performance:
•	Product and Service Billings (“Billings”) reflects the amount invoiced for products and services in a period and equals GAAP revenue plus the change in deferred revenue in the period.
•	Costs Related to Billings reflects the cost directly attributable to Billings in a period and equals GAAP cost of revenue plus the change in deferred product cost in the period.
•	Gross Profit on Billings reflects Billings less costs related to Billings in the period.
•	Operating Profit on Billings reflects Gross Profit on Billings less GAAP operating expenses in the period.
Management believes investors may find these measures useful for understanding the Company’s operations, but cautions that they should not be considered a substitute for disclosure in accordance with GAAP. Exhibits 1 and 2 reconcile all non-GAAP metrics to the corresponding income statement items as determined in accordance with GAAP for all periods presented and for the six quarters ending with the second quarter of 2008.
About Airvana, Inc.
Airvana specializes in helping wireless operators transform the mobile experience for users worldwide. The Company’s high-performance technology and products, from comprehensive femtocell solutions to core mobile network infrastructure, enable operators to deliver broadband services to mobile devices, independent of physical location. Airvana is headquartered in Chelmsford, Massachusetts, USA, with additional offices in Dallas, Texas, the United Kingdom, Spain, Germany, China, India, Japan and Korea. For more information, please visit the Company’s website at www.airvana.com.
Safe Harbor Statement
Any statements in this press release about future expectations, plans and prospects for Airvana, including without limitation statements about expectations related to the Company’s future performance, such as total revenue and Billings, and the timing for product releases, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements typically contain the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including without limitation the highly competitive and rapidly evolving market in which Airvana competes, Airvana’s limited operating history, the timing and rate of femtocell market acceptance and growth, operator femtocell deployment plans, the fluctuation of its past operating results and its reliance on sales through Nortel Networks for a significant portion of its revenues and product and service billings, as well as other factors discussed in Airvana’s filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Airvana’s views as of the date of this press release. Airvana anticipates that subsequent events and developments will cause its views to change. However, while Airvana may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Airvana’s views as of any date subsequent to the date of this press release.
Investor contact:
David Reichman
Sharon Merrill Associates
617-542-5300
AIRV@InvestorRelations.com

Airvana, Inc.
Consolidated Statements of Operations
Comparative Financial Results
(Amounts in thousands except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	July 1,	June 29,	July 1,	June 29,
	2007	2008	2007	2008
Revenue:
Product	$141,641	$54,784	$141,641	$60,317
Service	14,615	4,235	14,884	6,340

Total revenue	156,256	59,019	156,525	66,657

Cost of revenue:
Product	33,918	1,314	33,931	1,434
Service	1,852	2,013	3,522	3,806

Total cost of revenue	35,770	3,327	37,453	5,240
Gross profit	120,486	55,692	119,072	61,417
% Gross margin	77%	94%	76%	92%
Operating expenses:
Research and development	18,598	18,091	34,581	37,350
Selling and marketing	3,182	3,825	5,762	7,403
General and administrative	1,721	2,321	3,237	4,394
In-process research & development	2,340	—	2,340	—

Total operating expenses	25,841	24,237	45,920	49,147

Operating income	94,645	31,455	73,152	12,270
Interest income, net	1,879	1,792	4,587	4,377

Income before income tax benefit	96,524	33,247	77,739	16,647

Income tax expense	10,422	12,684	10,422	7,758

Net income	$86,102	$20,563	$67,317	$8,889

Net income per common share applicable to common stockholders:

Basic	$1.56	$0.32	$1.14	$0.14
Diluted	$1.37	$0.29	$1.04	$0.13

Weighted average common shares outstanding:
Basic	14,017	64,601	13,938	64,248
Diluted	21,526	70,763	20,793	70,398

Airvana, Inc.
Consolidated Balance Sheets
(Amounts in thousands) (Unaudited)

	December 30,	June 29,
	2007	2008
Assets
Current assets:

Cash and cash equivalents	$43,547	$35,312
Investments	178,416	189,111
Accounts receivable	14,171	7,941
Deferred product cost, current	1,050	1,354
Prepaid taxes and deferred tax assets	1,537	1,705
Prepaid expenses and other current assets	3,064	2,281

Total current assets	241,785	237,704

Property and equipment	17,831	18,744
Less: accumulated depreciation and amortization	11,434	13,007

	6,397	5,737

Long-term investments		3,068
Deferred tax assets	1,786	1,777
Restricted investments	193	193
Goodwill and intangible assets, net	12,165	11,631
Other assets	414	395

Total assets	$262,740	$260,505

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,806	$1,592
Accrued expenses and other current liabilities	11,162	9,147
Accrued income taxes	15,016	5,915
Deferred revenue, current	79,915	76,374

Total current liabilities	109,899	93,028

Deferred revenue, long-term	63	1,022
Other liabilities	2,928	2,452
Accrued income taxes	4,675	4,692

Total long-term liabilities	7,666	8,166

Stockholders’ equity:
Common stock	64	65
Additional paid-in capital	190,409	195,655
Accumulated deficit	(45,298)	(36,409)

Total stockholders’ equity	145,175	159,311

Total liabilities and stockholders’ equity	$262,740	$260,505

Airvana, Inc.
Consolidated Statements of Cash Flows
(Amounts in thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	July 1,	June 29,	July 1,	June 29,
	2007	2008	2007	2008
Operating activities
Net income	$86,102	$20,563	$67,317	$8,889
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	782	814	1,504	1,621
Amortization of intangible assets	178	267	178	534
Stock-based compensation	739	1,179	1,253	2,264
In-process research and development	2,340	—	2,340	—
Deferred tax benefit	5	12,684	5	7,758
Tax benefit related to exercise of non-qualified stock options	—	(1,497)	—	(1,497)
Amortization of investments	(1,338)	(1,149)	(2,587)	(2,410)
Amortization of leasehold incentive	(130)	(131)	(260)	(261)
Non-cash interest income	(15)	—	(103)	—
Changes in operating assets and liabilities:
Accounts receivable	(13,506)	3,098	29,304	6,230
Deferred cost	33,672	297	33,513	(304)
Prepaid taxes	2,451	618	2,451	115
Prepaid expenses and other current assets	287	379	271	783
Accounts payable	(156)	(1,647)	(685)	(2,214)
Accrued expenses and other current liabilities	2,528	1,651	(556)	(1,911)
Accrued income taxes	8,437	(701)	8,437	(15,776)
Deferred revenue	(119,706)	(32,740)	(78,500)	(2,582)

Net cash provided by operating activities	2,670	3,685	63,882	1,239

Investing activities
Purchases of property and equipment	(673)	(455)	(2,259)	(1,033)
Restricted Investments	—	—
Purchase of 3-Way Networks, net of cash acquired	(10,907)	—	(10,907)	—
Purchases of investments	(56,262)	(68,803)	(163,810)	(175,793)
Maturities of investments	66,951	74,504	123,594	147,809
Investments sold				16,631
Other assets	(91)	16	(87)	19

Net cash (used in) provided by investing activities	(982)	5,262	(53,469)	(12,367)

Financing activities
Payments on long-term debt	(53)	(94)	(53)	(112)
Proceeds from initial public offering, net of issuance costs	(841)	—	(1,709)	—
Payments of cash dividend	(72,707)	(5)	(72,707)	(50)
Purchase of treasury stock	—	—	(96)	—
Tax benefit related to exercise of non-qualified stock options		1,497		1,497
Proceeds from exercise of stock options	266	670	502	1,486

Net cash (used in) provided by financing activities	(73,335)	2,068	(74,063)	2,821

Effect of exchange rates on cash and cash equivalents	56	59	52	72

Net (decrease) increase in cash and cash equivalents	(71,591)	11,074	(63,598)	(8,235)
Cash and cash equivalents at beginning of period	94,808	24,238	86,815	43,547

Cash and cash equivalents at end of period	$23,217	$35,312	$23,217	$35,312

Exhibit 1
Airvana, Inc.
Select Quarterly Financial Data — GAAP & non-GAAP Metrics
(Amounts in thousands) (Unaudited)

			Three Months Ended

	April 1,	July 1,	Sept. 30,	Dec. 30,	March 30,	June 29,
	2007	2007	2007	2007	2008	2008
GAAP Financial Metrics
Total revenue	$269	$156,256	$3,645	$145,616	$7,638	$59,019
Cost of revenue	1,683	35,770	1,689	2,762	1,913	3,327

Gross (loss) profit	(1,414)	120,486	1,956	142,854	5,725	55,692
Operating expenses	20,079	25,841	25,167	27,399	24,910	24,237

Operating (loss) profit	(21,493)	94,645	(23,211)	115,455	(19,185)	31,455

Net cash provided by (used in) operating activities	61,212	2,670	17,493	10,396	(2,446)	3,685
Cash, cash equivalents and investments	220,270	139,328	210,011	221,963	220,969	227,491
Accounts receivable	3,262	16,768	8,221	14,171	11,039	7,941
Days sales outstanding(a)	7	42	24	39	27	28
Deferred revenue — end of period	284,624	165,088	192,259	79,978	110,136	77,396
Deferred product cost — end of period	34,373	701	1,323	1,050	1,651	1,354

Reconciliation of GAAP and non-GAAP Metrics
Revenue (GAAP)	$269	$156,256	$3,645	$145,616	$7,638	$59,019
Less: deferred revenue from acquisition	—	(171)	—	—	—	—
Deferred revenue at end of period	284,624	165,088	192,259	79,978	110,136	77,396
Less: deferred revenue at beginning of period	(243,418)	(284,624)	(165,088)	(192,259)	(79,978)	(110,136)

Product and service billings, “Billings” (non-GAAP)	41,475	36,549	30,816	33,335	37,796	26,279

Cost of revenue (GAAP)	1,683	35,770	1,689	2,762	1,913	3,327
Deferred product cost at end of period	34,373	701	1,323	1,050	1,651	1,354
Less: deferred product cost at beginning of period	(34,214)	(34,373)	(701)	(1,323)	(1,050)	(1,651)

Cost related to Billings (non-GAAP)	1,842	2,098	2,311	2,489	2,514	3,030

Gross profit on Billings (b)	39,633	34,451	28,505	30,846	35,282	23,249
Gross margin on Billings — non-GAAP(c)	96%	94%	93%	93%	93%	88%
Total operating expenses (GAAP)	20,079	25,841	25,167	27,399	24,910	24,237

Operating profit on Billings — non-GAAP(d)	19,554	8,610	3,338	3,447	10,372	(988)

% operating profit on Billings	47%	24%	11%	10%	27%	-4%

Stock-based compensation included in operating expense	$514	$739	$819	$924	$1,085	$1,179
Acquisition costs included in operating expense	—	$2,340	—	—	—	—

(a)	Days sales outstanding (DSO) equals the accounts receivable divided by Billings (non-GAAP) multiplied by 91 (days in the period).

(b)	Gross profit on Billings equals the excess of Billings over cost related to Billings.

(c)	Gross margin on Billings equals the excess of Billings over cost related to Billings divided by Billings.

(d)	Operating profit on Billings equals Billings less cost related to Billings, less total operating expenses.

Exhibit 2
Airvana, Inc.
GAAP to Non-GAAP Product and Service Billings Reconciliation
(Amounts in thousands) (Unaudited)

	Three Months Ended July 1, 2007			Three Months Ended June 29, 2008
		Deferral	Non-GAAP		Deferral	Deferral
	GAAP	Adjustments	Billings	GAAP	Adjustments	Billings
Revenue/Billings	$156,256	$(119,707)	$36,549	$59,019	$(32,740)	$26,279
Cost of revenue	35,770	(33,672)	2,098	3,327	(297)	3,030

Gross profit	120,486		34,451	55,692		23,249
% Gross margin	77%		94%	94%		88%
Operating expenses	25,841		25,841	24,237		24,237

Operating income (loss)	$94,645		$8,610	$31,455		$(988)

% Operating margin	61%		24%	53%		-4%

	Six Months Ended July 1, 2007			Six Months Ended June 29, 2008
		Deferral	Non-GAAP		Deferral	Deferral
	GAAP	Adjustments	Billings	GAAP	Adjustments	Billings
Revenue/Billings	$156,525	(78,501)	$78,024	$66,657	(2,582)	$64,075
Cost of revenue	37,453	$(33,513)	3,940	5,240	$304	5,544

Gross profit	119,072		74,084	61,417		58,531
% Gross margin	76%		95%	92%		91%
Operating expenses	45,920		45,920	49,147		49,147

Operating income	$73,152		$28,164	$12,270		$9,384

% Operating margin	47%		36%	18%		15%